Exhibit 10.32

FBL FINANCIAL GROUP, INC.

DIRECTOR COMPENSATION PLAN
(As amended and restated in 2001, and further
amended May 16, 2007 and May 18, 2009)

PURPOSE. This Director Compensation Plan is established to allow the non-employee directors of FBL Financial Group, Inc. (FBL) to participate in the ownership of FBL through ownership of shares of the FBL common stock or deferred stock units. In addition, the Plan is intended to allow non-employee directors to defer all or a portion of their compensation for their service as directors.

DEFINITIONS. The following words have the definitions given them below:

"Affiliate" means any corporation, company limited by shares, partnership, limited liability company, business trust, other entity, or other business association that is controlled by FBL.

"Applicable Guidance" means Treasury Regulations issued pursuant to Code §409A, including proposed Treasury Regulations published at 70 Fed. Reg. 57930 (Oct. 4, 2005), or other written Treasury or IRS guidance regarding Code §409A, including IRS Notice 2005-1.

"Board" means the board of directors of FBL.

"Business Day" means a day on which FBL's executive offices in West Des Moines, Iowa, are open for business and on which trading is conducted on the New York Stock Exchange.

"Change in Control" of FBL means a change: (1) in the ownership of FBL; (2) in the effective control of FBL; or (3) in the ownership of a substantial portion of the assets of the assets of the FBL, within the meaning of Notice 2005-1, Q&A& 11-14 and in Applicable Guidance.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" means the Class A Common Stock, no par value per share, of FBL.

"Compensation Date" means the last Business Day of each calendar quarter.

"Director" means any director of FBL who is not an employee of FBL or an Affiliate.

"Distribution Date" means the date on which a Director ceases to be a director of FBL and has incurred a separation from service from FBL pursuant to the Applicable Guidance.

"Fair Market Value" means, as to any particular day, the closing price quoted for a share of Common Stock trading on the New York Stock Exchange on that day, or if no such prices were quoted for the shares of Common Stock on the New York Stock Exchange for that day, the closing price quoted on the last Business Day on which prices were quoted. The closing price for the shares of Common Stock shall be that published in the edition of The Wall Street Journal or any successor publication for the next Business Day.

"Plan Year" means each 12-month period beginning on each January 1 and ending on each December 31.

Exhibit 10.32

"Retainer" means the amount of compensation set by the Board from time to time as payable to a Director in each Plan Year, including a fixed portion and a portion that is variable depending on the number of Board and committee meetings attended, including any portion thereof that a Director elects to defer as provided in this Plan.

"Shares" means shares of the Common Stock.

"Special Ledger" means a record established and maintained by FBL in which the Unit Accounts for the Directors and the Units credited to the accounts are noted.

"Taxable Year" means the 12 consecutive month period ending each December 31.

"Unit Account" shall mean the account maintained in the Special Ledger for a Director to which Units allocable to the Director under this Plan are credited.

"Unit" means a credit in a Unit Account representing one Share.

ANNUAL RETAINER. During each Plan Year in which a person is a Director during the existence of this Plan, the Director will be eligible to receive the Retainer payable as follows:

A. At the Director's option, any percentage up to 100% of the Retainer will be (1) payable to the Director in Shares, or (2) at the Director's option, deferred by FBL crediting Units to a Unit Account maintained for the Director as provided in this Plan.

B. The balance of the Retainer shall be payable in cash.

The Retainer will be payable in arrears in equal quarterly installments on each Compensation Date unless deferred as provided below. Each quarterly installment will consist of one-fourth of the fixed annual amount, plus the amount determined by the number of Board and committee meetings attended in that quarter, if any, for each Director.

ELECTIONS. Each Director who was a Director during the prior Plan Year must elect by no later than December 31 of the prior Plan Year how he or she will receive the Retainer. Each Director who becomes a Director during a Plan Year must elect within 30 days after becoming a Director how he or she will receive the Retainer. Each election must be made by the Director filing an election form with the Secretary of FBL. If a Director does not file an election form for each Plan Year by the specified date, the Director will be deemed to have elected to receive the entire Retainer in cash. Any person who becomes a Director during a Plan Year and does not file the required election within 30 days thereafter will be deemed to have elected to receive the entire Retainer in cash. Any election to defer a portion of the Retainer made by a person who becomes a Director during a Plan Year will be valid as to the portion of the Retainer received after the election is filed with the Secretary of FBL. When an election is made for a Plan Year, the Director may not revoke or change that election.

THE SHARES. If a Director elects to receive Shares in payment of all or any part of the Director's Retainer, the number of Shares to be issued on any Compensation Date shall equal the amount of the Retainer then payable, divided by the Fair Market Value of a Share on the Compensation Date, with any fraction of a Share to be paid in cash. Any Shares issued under this Plan will be registered under the Securities Act of 1933, as amended, and, so long as shares of the Common Stock are listed for trading on the New York Stock Exchange, will be listed for trading on the New York Stock Exchange.

Exhibit 10.32

THE UNITS. If a Director defers any portion of the Retainer in the form of Units, then on each Compensation Date, FBL will credit a Unit Account maintained for the Director with a number of Units equal to (1) the dollar amount of the Retainer then payable that the Director has elected to defer in the form of Units, divided by (2) the Fair Market Value on the Compensation Date, rounded to the nearest one-thousandth of a Unit. If the Common Stock is the subject of a stock dividend, stock split, or a reverse stock split, the number of Units will be increased or decreased, as the case may be, in the same proportion as the outstanding shares of Common Stock. FBL will credit to the Director's Unit Account on the date any dividend is paid on the Common Stock, an additional number of Units equal to (1) the aggregate amount of the dividend that would be paid on a number of Shares equal to the number of Units credited to the Director's Unit Account on the date the dividend is paid, divided by (2) the Fair Market Value on that date, rounded to the nearest one-thousandth Unit. A Director shall be fully vested in the Units credited to his or her Unit Account.

DISTRIBUTIONS AND ALLOCATIONS IN EXCESS OF AUTHORIZED SHARES. Shares authorized for distribution to Directors or to allocation in Unit Accounts under this Plan are limited to the number authorized and approved from time to time by the Board and the Shareholders. If on any Compensation Date the number of authorized Shares remaining in the Plan is insufficient to fully fund all payments in Shares and all deferral elections to the Unit Account, in such case First, the Shares which are available shall be paid or allocated, as the case may be, prorata between the electing Directors, and Second, remaining elections for distributions in Shares shall be paid in cash, and remaining deferral elections to the Unit Account shall continue to be allocated into the Unit Account, but shall be in a provisional status. The provisional allocations shall remain in place until the Board and Shareholders have approved sufficient additional Shares for the Plan to cover the provisional allocations. If a Director's Distribution Date occurs prior to such Shareholder approval, all provisional allocations shall revert retroactively to the Investment Fund. Investment Fund means an investment benchmark or fund designated by the Committee as an investment medium for the hypothetical investment of a participant's account. As of May 20, 2009, the only investment benchmark is the periodic interest rate declared and in effect each month on individual Asset Builder flexible premium deferred annuities issued by Farm Bureau Life Insurance Company. The Committee shall have the discretion to establish and terminate investment benchmarks or funds as it may deem appropriate. Distributions from the Investment Fund will be accomplished in the same fashion as the Director's election for distributions from the Unit Account.

DISTRIBUTION OF THE AMOUNTS IN A UNIT ACCOUNT. If a Director defers any portion of his or her Retainer in the form of Units, the Director shall, at the same time, elect the form of payment of the Director's Unit Account. A Director's election with respect to the form of payment shall apply only to the Units credited to a Director's Unit Account with respect to the Retainer deferred under the corresponding deferral election. A Director may elect to receive payment of Shares equal to the Units credited to the Unit Account at one time or in up to 10 annual installments. If the Director elects to receive the Shares at one time, FBL will issue the Shares as soon as administratively practicable after the Director's Distribution Date, provided that such time of distribution does not result in tax pursuant to Code section 409A. Any fractions of a Share shall be paid in cash. If the Director elects to receive the Shares equal to the Units credited to the Unit Account in installments, FBL will issue a pro rata number of Shares for each installment plus any additional Shares equal to the Units credited to the Unit Account respecting dividends paid on the Common Stock since the last installment was made. FBL will issue the first installment of Shares as soon as administratively practicable after the Director's Distribution Date. The remaining installments of Shares will be issued on each anniversary of the Director's Distribution Date.

Exhibit 10.32

A Director may make a change in the initial election or in a subsequent changed election of the form of payment applicable to amounts in the Director's Unit Account. A Director must make any change to the form of payment on a form FBL provides for such purpose. A Director's change in election: (1) may not take effect until at least 12 months following the date of the election change; (2) must result in the first payment under the election change being made not earlier than five years following the date upon which the originally-elected payment would have been made; and (3) the Director must make the election change not less than 12 months prior to the date of the first scheduled payment under the initial election.

If a Director does not make a valid election with respect to the distribution of the amounts in his or her Unit Account, the Director shall receive all of the Shares at one time, as soon as administratively practicable after the Director's Distribution Date, with any fractions of a Share to be paid in cash. Until the Plan completely distributes a Director's Unit Account, the Plan will continue to credit the Director's Unit Account with any dividends paid on the Common Stock.

A Director, on or before December 31, 2006, may make a new payment election as to the form of payment applicable to amounts in the Director's Unit Account. Any such election must be a permissible election under this section. A new payment election made under this paragraph is not treated as a change in the timing or form of distribution and need not meet the requirements that a Director's change in election: (1) may not take effect until at least 12 months following the date of the election change; (2) must result in the first payment under the election change being made not earlier than five years following the date upon which the originally-elected payment would have been made; and (3) the Director must make the election change not less than 12 months prior to the date of the first scheduled payment under the initial election. Notwithstanding any provision to the contrary, a Director cannot in 2006 change his or her payment elections with respect to any payments that the Director would otherwise receive in 2006, or cause any payments to be made from the Director's Unit Account in 2006.

DISTRIBUTION IN THE EVENT OF A DIRECTOR'S DEATH. Each Director who defers any part of the Retainer payable to him or her in any Plan Year must designate one or more beneficiaries of the Director's Unit Account, who may be changed from time to time. The designation of a beneficiary must be made by filing with FBL's Secretary a form prescribed by FBL. If no designation of a beneficiary is made, any deferred benefits under this Plan will be paid to the Director's or former Director's estate. If a Director dies while in office or a former Director dies during the installment payment period, FBL will issue the Shares and pay the amounts of cash that are issuable and payable to the Director or former Director at one time as soon as administratively practicable after the death of the Director or the former Director.

DISTRIBUTION UPON SEPARATION. Notwithstanding a Director's distribution election, the Plan will distribute in a one time payment the number of Shares equal to the number of Units with which the Director's Unit Account is credited, with any fractions of a Share to be paid in cash, to a Director who ceases to be a director of FBL where the Fair Market Value of the Director's Unit Account does not exceed $10,000. FBL will make any payment under this section on or before the later of: (1) the December 31 of the Taxable Year in which the Director ceases to be a director of FBL; or (2) 2 months following the Director ceasing to be a director of FBL.

TIMING OF ELECTION TO RECEIVE DEFERRED BENEFITS IN INSTALLMENTS. If the Director wants the benefits distributed in installments, the election to receive payments in installments must be on file for a period of at least 12 full months prior to the Director ceasing to be a director of FBL. The last valid election on file with FBL's Secretary for at least 12 full months will be the given effect by FBL in distributing the benefits.

Exhibit 10.32

WITHHOLDING FOR TAXES. FBL will withhold the amount of cash and Shares necessary to satisfy FBL's obligation to withhold federal, state, and local income and other taxes on any benefits received by the Director, the former Director or a beneficiary under this Plan.

NO TRANSFER OF RIGHTS UNDER THIS PLAN. A Director or former Director shall not have the right to transfer, grant any security interest in, or otherwise encumber rights he or she may have under this Plan or any Unit Account maintained for the Director or former Director or any interest therein. No right or interest of a Director or a former Director in a Unit Account shall be subject to any forced or involuntary disposition or to any charge, liability, or obligation of the Director or former Director, whether as the direct or indirect result of any action of the Director or former Director or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors' rights law. Any action attempting to effect any transaction of that type shall be null, void, and without effect.

UNFUNDED PLAN. This Plan will be unfunded for federal tax purposes. The Deferral Accounts and the Unit Accounts are entries in the Special Ledger only and are merely a promise to make payments in the future. FBL's obligations under this Plan are unsecured, general contractual obligations of FBL.

AMENDMENT AND TERMINATION OF THE PLAN. The Board or Compensation Committee of the Board may amend or terminate this Plan at any time. An amendment or the termination of this Plan will not adversely affect the right of a Director, former Director, or Beneficiary to receive Shares issuable or cash payable at the effective date of the amendment or termination of any rights that a Director, former Director, or a Beneficiary has in any Unit Account at the effective date of the amendment or termination. The Board or Compensation Committee of the Board may also amend the Plan at any time to comply with Code §409A and Applicable Guidance provided that such amendment will not result in taxation to any Director, former Director, or Beneficiary under Code §409A.

The Board or Compensation Committee of the Board may terminate the Plan and distribute Plan Unit Accounts: (1) upon a Change in Control (provided FBL distributes all Plan Unit Accounts within 12 months following the Change in Control) and (2) as Applicable Guidance otherwise may permit.

GOVERNING LAW. This Plan shall be governed by the laws of the State of Iowa. FBL has the right to interpret this Plan, and any interpretation by FBL shall be conclusive as to the meaning of this Plan.

NO ACCELERATION. Neither FBL nor the Director may accelerate the time or schedule of any Plan payment except as Applicable Guidance may permit.

EFFECTIVE DATE AND RESERVED SHARES. The original effective date of this Plan is January 1, 1998, and the Plan became operative and in effect on that date. The Board has reserved and authorized for issuance, pursuant to the terms and conditions of this Plan, 100,000 shares of Common Stock., which the shareholders have ratified.

/s/ Craig A. Lang
Chairman of the Board
Dated: May 20, 2009